EFactor Group Corp. Acquires ELEQT Ltd., the Invitation-Only Social Network for Trendsetters in Style and Business

ELEQT Expected to Add Benefits to EFactor.com Membership and Expand Subscriber Base Through Event-Driven Marketing

SAN FRANCISCO, CA – October 6, 2014 – EFactor Group Corp. (OTCQB: EFCT) (“EFactor Group Corp.” or “the Company"), owners of a group of entrepreneur-focused service companies and EFactor.com, a niche social network providing content and resources for entrepreneurs worldwide, today announced its acquisition of ELEQT Ltd.

The stock-based transaction was completed for consideration of 31,000,000 shares of EFCT common stock for 100% ownership of ELEQT Ltd. For the year ended December 31, 2013, ELEQT Ltd. reported revenues of $1.3 million representing year-over-year growth of approximately 30%. The current management team of ELEQT will continue to manage ELEQT operations and will be entitled to receive with the selling shareholders, earn-out payments of additional common stock based on the achievement of certain performance targets including membership increases, revenue growth and profit margin gains.

“Our social discovery network for affluent people naturally puts us in constant contact with accomplished entrepreneurs all over the world,” began Ruud Smeets, Founder and CEO of ELEQT Ltd. “While many are successful in their own right, entrepreneurs are consistently looking for opportunities to grow their own business, start another, and/or fund other entrepreneurial ideas. For this reason, EFactor Group is a perfect synergy for us and we plan to quickly introduce EFactor.com at the hundreds of events we host worldwide with partners such as Maserati and Moet&Chandon.” Ronald de la Fuente-Saze, co-founder and Chief Commercial Officer ELEQT continued, “ Our events, just like EFactor’s live events, are designed to connect people face-to-face once they have first made a virtual connection on our network and vice versa. We believe that this hybrid form of social networking is the true essence of networking and the value we will bring to our collective subscriber bases.”

Mr. Smeets will be appointed to the board of directors of EFactor Group Corp. and will spearhead the continued development of EFactor.com’s social media network and content marketing to entrepreneurs as well as ELEQT.com. EFactor will group both EFactor.com and ELEQT under the leadership of Mr. Smeets as President of Social Networks.

“Our subscribers on EFactor.com and the businesses we have acquired to help service and develop entrepreneurs will significantly benefit from the acquisition of ELEQT,” Adriaan Reinders, CEO of EFactor Group Corp. added. “We envision accelerating our membership growth and international roll-out by offering significant business development opportunities to our member base by connecting them, online and in real life, with ELEQT’s global member base of more than 100,000 decision makers and VIPs. The ELEQT acquisition is another example of the types of businesses we look to add to our group – namely, businesses that are fast growing, have a dynamic, entrepreneurial management team and a vibrant social network, provide revenues and earnings for EFactor Group Corp. and open the doors to other opportunities, such as, potentially, funding opportunities for our EFactor.com subscribers.”

About ELEQT Ltd.

ELEQT is an exclusive social discovery network for trendsetters in style and business. ELEQT brings trust and relevance back to social networking by offering a trusted social network, via www.eleqt.com, where members can engage with fascinating people to meet, discover things to do, places to go and trends to follow. ELEQT also organizes hundreds of exclusive member-only events around the world.

ELEQT is a global network with local operations and has operations in Hong Kong, Beijing, Singapore, Dubai, Amsterdam, London, São Paulo, Santiago de Chile, The Dutch Caribbean, Boston and New York. ELEQT is rolling out quickly to other world capitals and is continually upgrading its online community to better serve its members and partners. ELEQT.com is the social network of choice of the Quintessentially Group, the award-winning and leading international luxury lifestyle and concierge company.

About EFactor Group Corp.

EFactor Group Corp. (OTCQB: EFCT) has at its core EFactor.com, a niche social network for entrepreneurs. EFactor.com provides its members with the people, tools, marketing and expertise to succeed and make real, trustworthy and lasting connections. At the core of the network lies a strong algorithm that allows members to not only connect with people, but with the right people. In addition, EFactor.com provides knowledge, facilitates preparing for funding and resources to reduce business costs, delivered through a mix of online social networking and offline domestic and international events.

EFactor.com has over one million members in 222 territories across 240 industries. It is incorporated in Nevada and headquartered in San Francisco. For more information, visit www.efactor.com

EFactor Group Corp. also has various subsidiary service organizations including a UK communications and public relations agency and a company that delivers matching software for mentees to get matched to the perfect mentor. For more information about EFactor Group Corp. please visit, www. efactorgroup.com

The EFactor.com Value – The Entrepreneurs Wingman

EFactor.com is a social network designed to support you as your business grows, along every step of your journey. We'll be there to congratulate you every time you win and will coach and inspire you whenever you feel frustrated by setbacks. You can count on us to connect you with the right people for you and your company and offer you the resources and talent that will help you succeed. We are highly motivated everyday people who genuinely care about our team and customers. We cheer each other on and have each other's back. We get to see our ideas come to life every single day. We're entrepreneurs, contributing our expertise to the community.

See our Company Video here: http://ir.efactorgroup.com/videos/view/4/efactor-video

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to the success of our recent acquisitions.  We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

Company and Investor Relations

Marion Freijsen – Co-Founder/COO
EFactor Group Corp.
Main: +1 650 380 8280
Email: marion@EFactorgoup.com
EFactor email: http://www.EFactor.com/marion

John Mattio – Investor Relations
EFactor Group Corp.
Main: +1 203 297 3911
Email: john.mattio@EFactor.com